Exhibit 8.1

July 1, 2015

Viper Energy Partners LP

500 West Texas Avenue, Suite 1200

Midland, Texas 79701

Re:    Viper Energy Partners LP

          Registration Statement on Form S-3

Ladies and Gentlemen:

We have acted as special counsel to Viper Energy Partners LP, a Delaware limited partnership (the “Partnership”), in connection with the preparation of a registration statement on Form S-3, including a base prospectus (together, the “Registration Statement”) filed by the Partnership with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Act”), relating to the registration of the offering and sale by the Partnership or the selling unitholders named in the Registration Statement of common units (“Common Units”) representing limited partnership interests in the Partnership, from time to time, pursuant to Rule 415 under the Act. In connection therewith, we have participated in the preparation of the discussion set forth under the caption “Material U.S. Federal Income Tax Consequences” (the “Discussion”) in the Registration Statement.

The Discussion, subject to the qualifications and assumptions stated in the Discussion and the limitations and qualifications set forth herein, constitutes our opinion as to the material United States federal income tax consequences with respect to the matters set forth therein.

This opinion letter is limited to the matters set forth herein, and no opinions are intended to be implied or may be inferred beyond those expressly stated herein. Our opinion is rendered as of the date hereof and we assume no obligation to update or supplement this opinion or any matter related to this opinion to reflect any change of fact, circumstances, or law after the date hereof. In addition, our opinion is based on the assumption that the matter will be properly presented to the applicable court.

Furthermore, our opinion is not binding on the Internal Revenue Service or a court. In addition, we must note that our opinion represents merely our best legal judgment on the matters presented and that others may disagree with our conclusion. There can be no assurance that the Internal Revenue Service will not take a contrary position or that a court would agree with our opinion if litigated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the references to our firm and this opinion contained in the Discussion. In giving this consent, we do not thereby admit that we are within the category of persons whose consent is required under Section 7 of the Act and the rules and regulations thereunder.

Very truly yours,

/s/ Akin Gump Strauss Hauer & Feld, LLP

AKIN GUMP STRAUSS HAUER & FELD, LLP